Exhibit 99.1

American Eagle Outfitters Announces
Additional 30 Million Shares Authorized for Repurchase

PITTSBURGH--(BUSINESS WIRE)--Jan. 28, 2008--American Eagle Outfitters, Inc. (NYSE:AEO) today announced that its Board of Directors authorized an additional 30 million shares for repurchase through 2010, bringing the company's total shares currently available for repurchase to 41.2 million shares.

During Fiscal 2007, American Eagle Outfitters has repurchased a total of 18.8 million shares for approximately $438 million, with 9.9 million shares purchased during the fourth quarter for approximately $195 million.

"Our share repurchase program is an excellent use of capital, and together with our cash dividend policy, we will continue to deliver value to our shareholders," commented Jim O'Donnell, Chief Executive Officer. "Importantly, our cash flow has enabled us to support our growth initiatives, as well as maintain a strong balance sheet. Investing in our company demonstrates our confidence in the strength of our operations, our teams and the long-term growth potential of our portfolio of lifestyle brands."

About American Eagle Outfitters

American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters(R) and MARTIN + OSA(TM) brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 854 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com(R), which offers additional sizes and styles of favorite AE(R) merchandise and ships to more than forty countries around the world. The American Eagle(R) brand also includes a Dormwear(R) collection, aerie(TM), which is available in 39 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 19 stores. For additional information and updates, visit www.martinandosa.com.

CONTACT: American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300